REGENT NEWS

Regent Bancshares Corp. o 1430 Walnut Street o Philadelphia. PA 19102
(215) 546-6500 o FAX (215) 546-5790

FOR IMMEDIATE RELEASE:



Contact:  Joel E. Hyman
          Chief Financial Officer & Treasurer
          (215) 546-6500



                 Regent Bancshares Announces the Completion of
                  the Exchange of Regent Stock for Bank Stock



(Philadelphia, Pennsylvania, September 22, 1997) - Regent Bancshares Corp. (Nasdaq: RBNK), announced the completion of the exchange of 1,586,631 shares of Regent Bancshares common stock for 1,120,000 shares of Regent National Bank's common stock issued in a private placement in April 1997. The Regent common stock was mandatorily exchangeable for Bank common stock at the rate of 1.41666 shares of Regent common stock for each share of Bank common stock after (i) the average of the closing bid price of Regent common stock equaled or exceeded $12 per share for 15 consecutive trading days and (ii) the resale of the Regent common stock issuable in exchange had been registered under the Securities Act of 1933, as amended. Following a prolonged period during which Regent's common stock traded at $ll or above, Regent, Regent National Bank and the holders of the Bank common stock entered into an agreement to waive the condition relating to the bid price required for a mandatory exchange. All such waivers were obtained and the shares were exchanged as of August 27, 1997. Total Regent common stock and common stock equivalents outstanding at August 31,1997 were 3,424,848 and the market capitalization of Regent as of that date was approximately $37.7 million.